Exhibit 99.1

PRESS RELEASE	Franklin Street Properties Corp.

401 Edgewater Place    •    Suite 200    •    Wakefield, Massachusetts 01880    •    (781) 557-1300    •    www.fspreit.com

Contact: Georgia Touma, Investor Relations - 877-686-9496

For Immediate Release

Franklin Street Properties Corp. Appoints Bruce J. Schanzer to Board of Directors and Enters into Cooperation Agreement with Converium Capital Inc. and Erez Asset Management LLC

WAKEFIELD, MA – November, 27, 2024 - Franklin Street Properties Corp. (the “Company” or “FSP”) (NYSE American: FSP), a real estate investment trust (REIT), announced today that Bruce J. Schanzer will join the Company’s Board of Directors (the “Board”), effective November 27, 2024. In addition, effective November 27, 2024, the Board will appoint Mr. Schanzer to serve as a member of the Audit Committee. With the addition of Mr. Schanzer to the Board, effective November 27, 2024, the Board will be comprised of eight directors, seven of whom are independent.

George J. Carter, Chairman and Chief Executive Officer, commented, “We welcome Bruce to the Board and appreciate the collaborative engagement we have had with Converium Capital and Erez Asset Management, both of which are significant FSP shareholders. Bruce has a long REIT and investment banking pedigree. This appointment is another step in refreshing our Board to ensure that we have diverse perspectives and skills to guide FSP’s future success for the benefit of all stakeholders.”

“We appreciate our constructive engagement with the FSP Board and its management team,” said Michael Rapps, Managing Partner, Converium Capital. “With the addition of Bruce, we believe that the Board is well positioned to help FSP maximize value for all stakeholders.”

In connection with these changes to the Board, the Company has entered into a Cooperation Agreement with Converium Capital and Erez Asset Management, pursuant to which Converium Capital and Erez Asset Management will vote their shares in favor of all of the Board’s director nominees at the 2025 Annual Meeting of Stockholders. Under the Cooperation Agreement, Converium Capital and Erez Asset Management have agreed to customary standstill, voting and other provisions. The full agreement among FSP, Converium Capital and Erez Asset Management will be filed on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”).

About Bruce J. Schanzer

Mr. Schanzer is Chairman and Chief Investment Officer of Erez Asset Management, a fund manager focused on investment opportunities in small market cap REITs. Prior to forming Erez Asset Management in August 2022, Mr. Schanzer was President, Chief Executive Officer and a director of Cedar Realty Trust (NYSE: CDR), a real estate investment trust focused on the ownership, operation and redevelopment of shopping centers in the Washington, D.C. to Boston corridor, from June 2011 to August 2022. Before joining Cedar in 2011, he was a managing director in the real estate investment banking group at Goldman Sachs & Co and prior thereto a vice president at Merrill Lynch. Before working on Wall Street, Bruce worked as a real estate attorney in New York. He received an M.B.A. in finance and accounting from the University of Chicago (now known as the Booth School of Business); a J.D. from Benjamin N. Cardozo School of Law, where he served as a member of the Law Review; and a B.A. from Yeshiva College, where he is currently a member of the board of trustees of Sym Schools of Business. He is also presently a member of the board of trustees of SAR Academy in Riverdale, NY and the board of advisors of New York Medical College. Mr. Schanzer previously served as a member of the board of governors of the National Association of Real Estate Investment Trusts.

This press release, along with other news about FSP, is available on the Internet at www.fspreit.com. We routinely post information that may be important to investors in the Investor Relations section of our website. We encourage investors to consult that section of our website regularly for important information about us and, if they are interested in automatically receiving news and information as soon as it is posted, to sign up for E-mail Alerts.

About Franklin Street Properties Corp.

Franklin Street Properties Corp., based in Wakefield, Massachusetts, is focused on infill and central business district (CBD) office properties in the U.S. Sunbelt and Mountain West, as well as select opportunistic markets. FSP seeks value-oriented investments with an eye towards long-term growth and appreciation, as well as current income. FSP is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust (REIT) for federal income tax purposes. To learn more about FSP please visit our website at www.fspreit.com.

Forward Looking Statements

Statements made in this press release that state FSP’s or management’s intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release may also contain forward-looking statements, such as those relating to the potential or intended benefits of FSP’s board structure and related contributions by its directors and FSP’s future success, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, adverse changes in general economic or local market conditions, including as a result of the long-term effects of the COVID-19 pandemic, wars, terrorist attacks or other acts of violence, which may negatively affect the markets in which we and our tenants operate, inflation rates, interest rates, disruptions in the debt markets, economic conditions in the markets in which we own properties, risks of a lessening of demand for the types of real estate owned by us, adverse changes in energy prices, which if sustained, could negatively impact occupancy and rental rates in the markets in which we own properties, including energy-influenced markets such as Dallas, Denver and Houston, changes in government regulations and regulatory uncertainty, uncertainty about governmental fiscal policy, geopolitical events and expenditures that cannot be anticipated, such as utility rate and usage increases, delays in construction schedules, unanticipated increases in construction costs, increases in the level of general and administrative costs as a percentage of revenues as revenues decrease as a result of property dispositions, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. See the “Risk Factors” set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, which may be updated from time to time in subsequent filings with the United States Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, acquisitions, dispositions, performance or achievements. We will not update any of the forward-looking statements after the date of this press release to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

For Franklin Street Properties Corp.

Georgia Touma, 877-686-9496

Source: Franklin Street Properties Corp.